April 1, 2014

Dear Summit Healthcare REIT, Inc. Shareholder:

We are providing you with a quarterly update of the recent activities of Summit Healthcare REIT, Inc. (the “REIT” or the “Company”). We filed our annual Form 10-K report with the SEC on March 31, 2014. While this letter primarily focuses on 2013 and specifically the fourth quarter of 2013, the most significant Company activities have occurred over the last several weeks. This includes exercising our right to terminate the Advisory Agreement as detailed in our March 21, 2014, 8-K filing and investor letter. We are diligently working to become self-managed, and believe the result will be accretive to shareholders.

There will be non-recurring initial transition costs, and we also may need to defend the Company, our directors, and our officers from assertions made by the Advisor. As described in the 10-K, the Advisor made certain assertions that we believe are without merit and factually incorrect. To the extent such assertions are pursued legally by the Advisor, they will be vigorously defended. We will keep you updated on our progress of becoming self managed in the coming several months.

2013 Year in Review

We are pleased to report a number of 2013 accomplishments consistent with our strategic goals. This includes making significant progress toward the goal of repositioning our assets into a portfolio of healthcare facilities through various milestones.

Following is a summary of the REIT’s activities in 2013:

•	We sold the nine multi-tenant industrial properties in our portfolio at the end of 2012.

•	We acquired six assisted living facilities, expanding our healthcare portfolio to include interests in a total of 12 facilities. Our new properties include:

o	Danby House in Winston-Salem, North Carolina, acquired in January 2013 for approximately $9.7 million. This facility was acquired through our joint venture entity in which we hold a 95% equity interest.

o	Heritage Woods of Aledo in Aledo, Illinois, acquired in July 2013 for approximately $8.6 million.

o	The North Carolina Facilities, a portfolio of three facilities acquired in October 2013 for a combined total of $15.3 million. The North Carolina Portfolio is comprised of

▪	Carteret House in New Port, North Carolina,
▪	Hamlet House in Hamlet, North Carolina, and
▪	Shelby House in Shelby, North Carolina.

o	Kirkwood Redding in Redding, California, acquired in December 2013 for approximately $3.5 million.

•	We secured long-term triple net lease contracts with experienced and respected operators at each of our new facilities.

•	We secured $24.6 million in new capital through loan agreements with two separate banks for the purpose of property acquisitions.

•	We eliminated all of the remaining debt associated with the acquisition of the multi-tenant industrial properties previously a part of our portfolio.

•	We entered into new joint venture relationships, agreeing to sell a portion of our interests in a sub-portfolio comprised of five of our facilities (Sheridan, Portland, Medford, Galveston and Tigard). These joint ventures were intended to raise third party capital, allowing us to grow and diversify the overall size and composition of our portfolio. Unfortunately, our Advisor was not successful in fully subscribing these joint venture offerings. We have terminated the offerings and will evaluate alternatives as part of our self-management strategy.

•	We became known as Summit Healthcare REIT, Inc. to better reflect our investment focus on healthcare facilities.

Repositioning and Growth Strategy

Our board of directors (the “Board”) remains committed to the repositioning and growth strategy that commenced in 2011. The repositioning strategy involves three phases of execution, which if successfully completed, should achieve the ultimate goal of increasing shareholder value and liquidity:

▪ Phase I: Sell all industrial properties

Phase II: Reinvest net proceeds obtained from industrial sales into healthcare assets

Phase III: Attract third party capital to partner with the REIT to fuel strategic growth

Phase I of this strategy was completed when our final industrial property sold in November 2013. Phase II began with the purchase of our first healthcare facilities in August 2012. Phase II is approximately 70% complete based on the 11 healthcare investments made in 2012 and 2013 and considering the remaining cash available for investment as of December 31, 2013. We expect that Phase II will be completed by the end of 2014.

Phase III is just beginning and will be a primary focus for the REIT during 2014 and the years to follow. Phase III will consist of attracting and securing third party equity and investing the new equity into additional healthcare facilities to grow and diversify the portfolio. We will continue to pursue several avenues to secure additional third party equity.

The acquisition of additional healthcare facilities is intended to grow revenues, thereby increasing the REIT’s overall income. Growing the size of our portfolio is also meant to further reduce investment risk by creating greater diversity within the portfolio. The Company will seek to acquire facilities that vary in geographic location, in property type, and by operator while remaining within the senior housing sector of healthcare real estate.

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New Acquisition – Q4 2013	Kirkwood Redding, Redding, California

Our current real estate portfolio consists of investments in twelve properties. Please refer to our Portfolio Summary in Exhibit A.

On December 18, 2013, the REIT acquired, through a wholly owned subsidiary, an assisted living facility in Redding, California currently known as Kirkwood Redding for approximately $3.5 million in cash. The 26,081 square foot facility has 40 units and was built in 1992.

The facility has been leased to an affiliate of Compass Senior Living, LLC (“Compass”), the new operator of the facility, pursuant to a ten-year term on a triple-net basis. The principals of Compass have over 30 years of combined experience in the senior housing industry. The lease rate at the facility (calculated as the first year lease rate as a percentage of the purchase price) is approximately 8.5%.

Dispositions – Q4 2013

We sold the remaining two buildings that comprised our Shoemaker Industrial Property in Santa Fe Springs, California in two separate sales to unrelated third parties. The first building was sold on October 25, 2013, for approximately $0.6 million. The second building was sold on November 26, 2013, for approximately $0.5 million.

The properties had no debt to repay; therefore, the proceeds that remained after paying brokerage commissions, fees, and other expenses related to the sales were retained for reinvestment purposes.

Share Valuation

After a review of the REIT’s assets and debt value as of December 31, 2013, the REIT’s board has approved the revised estimated per-share value for the REIT’s common stock at $2.09 per share. We provide the estimated per-share value for the limited purposes of investor reporting. There can be no assurance, however, that any shareholder can sell their shares for this price or one higher or lower.

Numerous factors contributed to this mostly flat valuation change – increased revenues from healthcare investments, impairments to industrial properties reported during 2013, and many other income statement and balance sheet items. Given that we have only completed Phase I of our repositioning and growth strategy, this valuation meets our expectations. If we are able to successfully implement and complete Phases II and III over the next couple of years, we would expect to see per-share value growth. However, we do not anticipate that there will be a material per-share value increase by the end of 2014.

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The below table summarizes the primary components affecting the estimated per-share value of the REIT as of December 31, 2013.

December 2013
Investments in real estate and variable interest entity	$3.61
Notes payable	(2.29)
Other assets and liabilities, net	0.77
Estimated per-share value	$2.09

Distributions and Liquidity

While we recognize that the reinstatement of shareholder distributions and the Share Repurchase Plan are shareholder goals, given that the repositioning and growth strategy is only partially complete, there is no short term intent to recommence dividends or create liquidity through share redemption. The Board will continue to review the REIT’s income and goals on a regular basis to determine an appropriate time to reinstate shareholder distributions and/or the Share Repurchase Plan. Each of these is reliant upon success in Phase III, which is not anticipated to be realized during 2014.

2013 Tax Matters

For all non-tax-exempt shareholders (those shareholders not registered through an IRA or other non-taxable retirement fund), who have received an IRS Form 1099-DIV in the past reporting your distributions from the REIT for use in your annual tax filing, please be aware that you will NOT receive a 1099-DIV or any other IRS tax form from the REIT this year because the REIT paid no shareholder distributions in 2013. Please refer to your tax advisor if you have questions regarding your 2013 tax reporting.

We look forward to the work ahead as we move into Phase III of our repositioning and growth strategy. If you have any questions, please contact your financial advisor or Investor Services at (949) 648-4620.

Sincerely,

Dominic J. Petrucci

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CL0337 01/14

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EXHIBIT A

Summit Healthcare REIT, Inc. –Portfolio Summary

As of December 31, 2013

Healthcare Portfolio1

PROPERTY	LOCATION	ACQUISITION DATE	Dec. 31, 2013 OWNERSHIP PERCENTAGE	NET BOOK VALUE[2] (in millions)	SQUARE FEET	CURRENT DEBT (in millions)
Joint Venture Portfolio[3]
Sheridan Care Center	Sheridan, OR	Aug-12	90.9%	$3.8	13,912	$2.8
Fern Hill Care Center	Portland, OR	Aug-12	90.9%	$4.3	13,344	$3.0
Farmington Square Medford	Medford, OR	Sept-12	90.9%	$8.1	32,557	$5.7
Friendship Haven Healthcare and Rehabilitation Center	Galveston County, TX	Sept-12	90.9%	$14.2	56,968	$10.6
Pacific Health & Rehabilitation	Tigard, OR	Dec-12	90.9%	$7.9	25,082	$6.1
Danby House	Winston-Salem, NC	Jan-13	95.0%	$9.5	26,703	$7.3
Heritage Woods of Aledo	Aledo, IL	Jul-13	100%	$8.5	49,420	$5.9
North Carolina Facilities
Carteret House	Newport, NC	Oct-13	100%	$4.3	29,570	$3.2
Hamlet House	Hamlet, NC	Oct-13	100%	$6.5	34,638	$4.8
Shelby House	Shelby, NC	Oct-13	100%	$4.5	23,074	$3.4
Kirkwood Redding	Redding, CA	Dec-13	100%	$3.7	26,081	-
Healthcare Portfolio Total				$75.3 million	331,349	$52.8 million

Legacy Portfolio4

PROPERTY	LOCATION	ACQUISITION DATE	Dec. 31, 2013 OWNERSHIP PERCENTAGE	NET BOOK VALUE[1] (in millions)	SQUARE FEET	CURRENT DEBT (in millions)
Sherburne Commons	Nantucket, MA	Dec-09	100%	$3.8	96,302	N/A
Legacy Portfolio Total				$3.8 million	96,302

1Each of the properties in our healthcare portfolio is leased to a single tenant/operator under a triple net lease.

2Net book value is not a fair market value for such properties, which could be more or less than what is listed. The net book value listed represents 100% of each property.

3Summit Healthcare REIT, Inc. holds a majority interest in each of the properties within the Joint Venture Portfolio portion of the Healthcare Portfolio through a joint venture entity. The net book value listed represents 100% of each property. The net book value of the REIT’s ownership interest in the Joint Venture Portfolio is $43.8 million.

4The remaining property in our Legacy Portfolio is currently being marketed for sale.

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